Exhibit 99.1

News Release For Immediate Release www.ball.com	Investor Contact: Ann T. Scott (303) 460-3537, ascott@ball.com Media Contact: Renee Robinson (303) 460-2476, rarobins@ball.com

Ball Reports Improved 2013 Results

Highlights

●	Full-year 2013 comparable earnings per diluted share increased to $3.28 vs. $3.06 in 2012

●	Fourth quarter comparable earnings per diluted share were 86 cents vs. 64 cents in 2012, an increase of 34 percent

●	Ball generated approximately $461 million in free cash flow in 2013

●	In 2014, the company expects to achieve its long-term diluted earnings per share growth goal of 10 to 15 percent

BROOMFIELD, Colo., Jan. 30, 2014 — Ball Corporation (NYSE:BLL) today reported full-year 2013 net earnings attributable to the corporation of $406.8 million (including after tax charges of $82.8 million, or 55 cents per diluted share for business consolidation costs, discontinued operations, debt refinancing costs and other activities), or $2.73 per diluted share, on sales of $8.5 billion, compared to $403.5 million, or $2.55 per diluted share, on sales of $8.7 billion in 2012. On a comparable basis, Ball’s full-year 2013 results were net earnings to the corporation of $489.6 million, or $3.28 per diluted share, compared to $483.0 million, or $3.06 per diluted share, in 2012.
“Though worldwide economic conditions have not changed materially, we have adapted well by effectively managing our asset base, leveraging our customer relationships to capture growth in key markets, and implementing programs to drive efficiencies and improve results,” said John A. Hayes, chairman, president and chief executive officer. “Specialty can growth in the Americas, improved cost management in our global packaging operations and solid program execution in our aerospace operations led to results that exceeded our expectations.”
Fourth quarter 2013 net earnings attributable to Ball Corporation were $124.5 million, or 85 cents per diluted share, on sales of $2.0 billion, compared to $60.6 million, or 39 cents per diluted share, on sales of $2.1 billion, in the fourth quarter of 2012. On a comparable basis, Ball’s fourth quarter results were net earnings of $126.8 million, or 86 cents per diluted share, compared to $98.9 million, or 64 cents per diluted share in the fourth quarter of 2012.
Details of comparable segment earnings for the full year and the fourth quarter can be found in the notes to the unaudited consolidated financial statements that accompany this news release.

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 1

Metal Beverage Packaging, Americas & Asia
Metal beverage packaging, Americas and Asia, comparable segment operating earnings were $511.8 million for full-year 2013 on sales of $4.2 billion, compared to $522.5 million in 2012 on sales of $4.5 billion. For the fourth quarter, comparable earnings were $147.3 million on sales of $1.0 billion, compared to $138.0 million on sales of $1.1 billion in 2012.
Continued excellent operating performance and strong demand for specialty packaging continued in the Americas offset by sluggish 12-ounce can demand in North America. During the fourth quarter, the second production line in the Alagoinhas, Brazil, beverage can plant contributed favorably to segment results. In Asia, Ball relocated beverage can and end equipment from the Shenzhen plant to the company’s existing Foshan plant to maximize efficiencies during a challenging period of industry overcapacity.
Metal Beverage Packaging, Europe
Metal beverage packaging, Europe, comparable segment results in 2013 were operating earnings of $182.6 million on sales of $1.8 billion, compared to $182.3 million on sales of $1.8 billion in 2012. For the fourth quarter, comparable operating earnings in 2013 were $39.4 million on sales of $427.8 million, compared to $29.6 million on sales of $394.3 million in the fourth quarter of 2012.
Full-year and fourth quarter comparable operating earnings were affected favorably by solid demand for beverage containers across the region and good cost management. Our plans for long-term cost optimization, including the consolidation of the Ratingen, Germany, regional administrative offices, are progressing as planned.
Metal Food & Household Products Packaging
Metal food and household products packaging comparable segment results for 2013 were operating earnings of $177.4 million on sales of $1.6 billion, compared to $167.8 million in 2012 on sales of $1.6 billion. For the fourth quarter of 2013, comparable segment results were operating earnings of $36.8 million on sales of $345.2 million, compared to $36.8 million on sales of $363.2 million in the same period of 2012.
Full-year 2013 results were up due to solid operating performance across all product lines and continued volume growth for global metal aerosol packaging. In an ongoing effort to improve efficiencies, the company ceased operations at its Elgin, Ill., facility and announced the closure of its Danville, Ill., steel aerosol manufacturing plant during the quarter. The company is deploying the manufacturing assets from these plants across the North American system to supply its existing customer base.
Aerospace and Technologies
Aerospace and technologies comparable segment results were operating earnings of $80.1 million on sales of $897.1 million in 2013, compared to $86.6 million on sales of $876.8 million in 2012. For the fourth quarter, earnings were $25.1 million on sales of $222.1 million, compared to $24.2 million on sales of $245.0 million in the fourth quarter of 2012. Contracted backlog at the close of the year was $938 million.

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 2

Full-year comparable operating earnings were negatively affected by the U.S. budget sequestration and the subsequent government shutdown. During the quarter, the previously delivered STPSat-3, the Department of Defense Space Test Program’s Standard Interface Vehicle (STP-SIV), launched successfully.
Outlook
Ball announced yesterday an increase to its share repurchase authorization enabling the company to repurchase up to a total of 20 million shares of its common stock.
“We anticipate full-year 2014 free cash flow to be in the range of $550 million after capital expenditures of nearly $375 million with the majority of free cash flow being returned to shareholders via share repurchases,” said Scott C. Morrison, senior vice president and chief financial officer.
“As we transition into 2014, we are confident in our ability to increase EVA dollar generation and achieve our long-term diluted earnings per share growth goal of 10 to 15 percent,” Hayes said.
About Ball Corporation
Ball Corporation supplies innovative, sustainable packaging solutions for beverage, food and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its subsidiaries employ 14,500 people worldwide and reported 2013 sales of $8.5 billion. For more information, visit www.ball.com, or connect with us on Facebook or Twitter.
Conference Call Details
Ball Corporation (NYSE: BLL) will announce its fourth quarter 2013 earnings on Thursday, Jan. 30, 2014, at 9 a.m. Mountain Time (11 a.m. Eastern). The North American toll-free number for the call is 800-732-5617. International callers should dial 212-231-2939. Please use the following URL for a webcast of the live call:

http://edge.media-server.com/m/p/fa9d8zca/lan/en

For those unable to listen to the live call, a taped replay will be available from 11 a.m. Mountain Time on Jan. 30, 2014, until 11 a.m. Mountain Time on Feb. 6, 2014. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 21700833. A written transcript of the call will be posted within 48 hours of the call’s conclusion to Ball’s website at www.ball.com in the investors section under “news and presentations.”

Forward-Looking Statements
This release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions identify forward-looking statements. Such statements are subject to risks and uncertainties, which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in our Form 10-K, which are available on our website and at www.sec.gov. Factors that might affect: a) our packaging segments include product demand fluctuations; availability/cost of raw materials; competitive packaging, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve productivity improvements or cost reductions; mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; political instability and sanctions; and changes in foreign exchange or tax rates; b) our aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) the company as a whole include those listed plus: changes in senior management; successful or unsuccessful acquisitions and divestitures; regulatory action or issues including tax, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; litigation; strikes; labor cost changes; rates of return on assets of the company’s defined benefit retirement plans; pension changes; uncertainties surrounding the U.S. government budget, sequestration and debt limit; reduced cash flow; ability to achieve cost-out initiatives; interest rates affecting our debt.
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Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 3

Condensed Financial Statements (Fourth Quarter 2013)

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions, except per share amounts)	2013	2012	2013	2012

Net sales	$1,996.8	$2,114.2	$8,468.1	$8,735.7

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(1,586.1)	(1,729.4)	(6,875.4)	(7,174.0)
Depreciation and amortization	(76.3)	(72.7)	(299.9)	(282.9)
Selling, general and administrative	(107.4)	(101.0)	(418.6)	(385.5)
Business consolidation and other activities	10.3	(58.8)	(78.8)	(102.8)
	(1,759.5)	(1,961.9)	(7,672.7)	(7,945.2)

Earnings before interest and taxes	237.3	152.3	795.4	790.5

Interest expense	(45.8)	(45.6)	(183.8)	(179.8)
Debt refinancing costs	–	–	(28.0)	(15.1)
Total interest expense	(45.8)	(45.6)	(211.8)	(194.9)
Earnings before taxes	191.5	106.7	583.6	595.6
Tax provision	(56.6)	(35.3)	(149.6)	(165.0)
Equity in results of affiliates, net of tax	(0.3)	(0.3)	0.6	(1.3)

Net earnings from continuing operations	134.6	71.1	434.6	429.3

Discontinued operations, net of tax	–	0.1	0.4	(2.8)

Net earnings	134.6	71.2	435.0	426.5

Less net earnings attributable to noncontrolling interests	(10.1)	(10.6)	(28.2)	(23.0)

Net earnings attributable to Ball Corporation	$124.5	$60.6	$406.8	$403.5

Earnings per share:
Basic–continuing operations	$0.87	$0.40	$2.79	$2.63
Basic–discontinued operations	–	–	–	(0.02)
Total basic earnings per share	$0.87	$0.40	$2.79	$2.61

Diluted–continuing operations	$0.85	$0.39	$2.73	$2.57
Diluted–discontinued operations	–	–	–	(0.02)
Total diluted earnings per share	$0.85	$0.39	$2.73	$2.55

Weighted average shares outstanding (000s):
Basic	143,072	151,931	145,943	154,648
Diluted	146,635	155,492	149,223	158,084

Condensed Financial Statements (Fourth Quarter 2013)

Unaudited Condensed Consolidated Statements of Cash Flows

($ in millions)	Year Ended December 31,
	2013	2012
Cash Flows from Operating Activities:

Net earnings	$435.0	$426.5
Discontinued operations, net of tax	(0.4)	2.8
Depreciation and amortization	299.9	282.9
Business consolidation and other activities	78.8	102.8
Deferred tax provision	(1.6)	14.0
Other, net	(34.1)	(25.3)
Changes in working capital	63.7	54.6

Cash provided by (used in) continuing operating activities	841.3	858.3
Cash provided by (used in) discontinued operating activities	(2.3)	(5.1)

Total cash provided by (used in) operating activities	839.0	853.2

Cash Flows from Investing Activities:

Capital expenditures	(378.3)	(305.0)
Business acquisitions, net of cash acquired	(14.2)	(71.2)
Other, net	13.4	20.2

Cash provided by (used in) investing activities	(379.1)	(356.0)

Cash Flows from Financing Activities:

Changes in borrowings, net	290.6	77.8
Purchases of common stock, net of issuances	(398.8)	(494.1)
Dividends	(75.2)	(61.8)
Other, net	(20.6)	(8.8)

Cash provided by (used in) financing activities	(204.0)	(486.9)

Effect of currency exchange rate changes on cash	(14.0)	(2.0)

Change in cash	241.9	8.3
Cash–beginning of period	174.1	165.8
Cash–end of period	$416.0	$174.1

Condensed Financial Statements (Fourth Quarter 2013)

Unaudited Condensed Consolidated Balance Sheets

	December 31,
($ in millions)	2013	2012

Assets

Current assets

Cash and cash equivalents	$416.0	$174.1
Receivables, net	859.4	930.1
Inventories, net	1,028.3	1,044.4
Deferred taxes and other current assets	162.0	190.8
Total current assets	2,465.7	2,339.4

Property, plant and equipment, net	2,372.3	2,276.7
Goodwill	2,404.3	2,359.4
Other assets, net	577.5	531.6

Total assets	$7,819.8	$7,507.1

Liabilities and Shareholders’ Equity

Current liabilities

Short-term debt and current portion of long-term debt	$422.6	$219.8
Payables and other accrued liabilities	1,504.8	1,466.0
Total current liabilities	1,927.4	1,685.8

Long-term debt	3,182.5	3,085.3
Other long-term liabilities	1,318.6	1,446.0
Shareholders’ equity	1,391.3	1,290.0

Total liabilities and shareholders’ equity	$7,819.8	$7,507.1

Notes to the Condensed Financial Statements (Fourth Quarter 2013)

1. Business Segment Information

On January 1, 2013, the company implemented changes to its management and internal reporting structure. As a result, the European extruded aluminum business is now included in the metal food and household products packaging segment. This business was previously included in the metal beverage packaging, Europe, segment. The segment results for the three months and year ended December 31, 2012, have been retrospectively adjusted to conform to the current year presentation.

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions)	2013	2012	2013	2012

Net sales–
Metal beverage packaging, Americas & Asia	$1,002.7	$1,114.8	$4,193.4	$4,541.7
Metal beverage packaging, Europe	427.8	394.3	1,828.3	1,771.3
Metal food & household products packaging	345.2	363.2	1,558.6	1,559.9
Aerospace & technologies	222.1	245.0	897.1	876.8
Corporate and intercompany eliminations	(1.0)	(3.1)	(9.3)	(14.0)
Net sales	$1,996.8	$2,114.2	$8,468.1	$8,735.7

Earnings before interest and taxes–

Metal beverage packaging, Americas & Asia	$147.3	$138.0	$511.8	$522.5
Business consolidation and other activities	23.0	(19.5)	(3.6)	(52.4)
Total metal beverage packaging, Americas & Asia	170.3	118.5	508.2	470.1

Metal beverage packaging, Europe	39.4	29.6	182.6	182.3
Business consolidation and other activities	(6.0)	(3.4)	(10.6)	(9.6)
Total metal beverage packaging, Europe	33.4	26.2	172.0	172.7

Metal food & household products packaging	36.8	36.8	177.4	167.8
Business consolidation and other activities	(6.3)	(27.5)	(63.7)	(27.5)
Total metal food & household products packaging	30.5	9.3	113.7	140.3

Aerospace & technologies	25.1	24.2	80.1	86.6
Business consolidation and other activities	–	(1.9)	(0.2)	(1.9)
Total aerospace & technologies	25.1	22.3	79.9	84.7

Segment earnings before interest and taxes	259.3	176.3	873.8	867.8

Undistributed and corporate expenses and intercompany eliminations, net	(21.6)	(17.5)	(77.7)	(65.9)
Business consolidation and other activities	(0.4)	(6.5)	(0.7)	(11.4)

Total undistributed and corporate expenses, net	(22.0)	(24.0)	(78.4)	(77.3)

Earnings before interest and taxes	$237.3	$152.3	$795.4	$790.5

Notes to the Condensed Financial Statements (Fourth Quarter 2013)

2. Significant Business Consolidation Activities and Other Noncomparable Items

2013

Metal Beverage Packaging, Americas and Asia

During July 2013, the company signed a compensation agreement with the Chinese government for approximately $72 million pretax to close the Shenzhen manufacturing facility and relocate the production capacity. As of December 31, 2013, the company has received and recorded the following: (1) $34.0 million of compensation for land and buildings, resulting in income of $26.2 million for the excess compensation over net book value; (2) $26.8 million of compensation for machinery and equipment, including removal costs, of which $3.8 million was used to offset 2013 costs and $23.0 million was deferred in the balance sheet to offset future capital expenditures for the relocation of capacity; (3) $6.2 million of compensation for business interruption, of which $4.1 million was recognized in cost of sales in 2013 and $2.1 million will be recognized in 2014; and (4) $7.2 million of expense for severance costs.

The fourth quarter and full year included charges of $3.4 million ($2.0 million after tax) and $20.5 million ($12.4 million after tax) related to previously announced closures and capacity reductions in the company’s Milwaukee, Wisconsin; Columbus, Ohio; and Gainesville, Florida, facilities; as well as related voluntary separation programs.

Metal Food and Household Products Packaging

During the fourth quarter, the company announced that it will close its Danville, Illinois, food and household products packaging facility in the second half of 2014 and recorded charges of $4.9 million ($3.0 million after tax). The Danville facility produces steel aerosol cans and ends for household products customers, and its production capabilities will be supplied by other Ball food and household products packaging facilities.

In the third quarter, the company recorded an accounts receivable provision of $27.0 million ($16.4 million after tax) as a result of the October 28, 2013, bankruptcy filing of a metal food and household products packaging segment customer. This provision represents the company’s estimate of the most likely potential loss of value it expects to incur as a result of the financial condition of this customer. The company’s estimate of potential loss as a result of this event may change in the future if the customer’s facts and circumstances change.

In February 2013, Ball announced the closure of its Elgin, Illinois, metal food and household products packaging facility, which ceased production in December. The fourth quarter and full year included charges of $1.0 million ($0.9 million after tax) and $29.0 million ($18.0 million after tax), respectively, in connection with this closure. The full year also included charges of $5.9 million ($3.6 million after tax) to migrate certain employees from a multi-employer defined benefit pension plan to a Ball-sponsored defined benefit pension plan and income of $3.5 million ($2.1 million after tax) related to the reimbursement of funds paid in 2012 to settle certain Canadian defined benefit pension liabilities.

Metal Beverage Packaging, Europe, and Corporate

The fourth quarter and full year included charges of $6.2 million ($5.8 million after tax) and $11.7 million ($10.1 million after tax) for headcount reductions, cost-out initiatives and the relocation of the company’s European headquarters from Germany to Switzerland, as well as additional tax expense of $2.0 million and $7.9 million, respectively, related to this relocation.

During the second quarter, Ball issued $1 billion of 4.00 percent senior notes due in November 2023 and tendered for the redemption of $375 million of 7.125 percent senior notes originally due in September 2016. The redemption of the bonds and the renegotiation of Ball’s bank credit facilities in June resulted in a charge of $26.9 million ($16.3 million after tax) for the call premium and the write off of unamortized financing costs and discounts.

2012

In August 2012, Ball announced plans to close its Columbus, Ohio, beverage can manufacturing facility and its Gainesville, Florida, can end facility. In connection with the closures and a related voluntary separation program completed in the segment, the company recorded charges of $18.9 million ($11.5 million after tax) in the fourth quarter and $50.2 million ($30.5 million after tax) for the full year.

In the fourth quarter, the company finalized the settlement of certain Canadian defined benefit pension plan liabilities resulting in pretax charges of $27.1 million ($16.5 million after tax). The fourth quarter also included charges of $2.9 million ($1.7 million after tax) for transaction costs related to an acquisition in Mexico in December 2012 and $3.4 million ($2.1 million after tax) for a voluntary separation program offered to corporate headquarters and aerospace and technologies employees. The fourth quarter and full year included charges of $1.3 million ($1.0 million after tax) and $1.7 million ($1.3 million after tax), respectively, related to a fire at one of the company’s beverage container plants in the United Kingdom.

Notes to the Condensed Financial Statements (Fourth Quarter 2013)

2. Significant Business Consolidation Activities and Other Noncomparable Items (continued)

The fourth quarter and full year of 2012 included charges of $2.9 million ($2.1 million after tax) and $12.5 million ($8.9 million after tax), respectively, for the relocation of the company’s European headquarters from Germany to Switzerland during the third quarter of 2012, as well as fourth quarter and full year 2012 charges of additional tax expense of $1.9 million and $3.2 million, respectively, related to the relocation.

The fourth quarter and full year of 2012 also included net charges of $2.3 million ($1.6 million after tax) and $5.0 million ($3.3 million after tax), respectively, for ongoing costs related to previously closed facilities and other insignificant costs.

A summary of the effects of the above transactions on after-tax earnings is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions, except per share amounts)	2013	2012	2013	2012

Net earnings attributable to Ball Corporation, as reported	$124.5	$60.6	$406.8	$403.5
Discontinued operations, net of tax	–	(0.1)	(0.4)	2.8
Business consolidation and other activities, net of tax	2.3	38.4	66.1	67.5
Debt refinancing costs, net of tax	–	–	17.1	9.2
Net earnings attributable to Ball Corporation before above transactions (Comparable Earnings)	$126.8	$98.9	$489.6	$483.0
Per diluted share before above transactions	$0.86	$0.64	$3.28	$3.06

A summary of the effects of the above transactions on earnings before interest and taxes is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions)	2013	2012	2013	2012

Earnings before interest and taxes, as reported	$237.3	$152.3	$795.4	$790.5
Business consolidation and other activities	(10.3)	58.8	78.8	102.8
EBIT before above transactions (Comparable EBIT)	$227.0	$211.1	$874.2	$893.3

A summary of the free cash flow calculation is as follows:

	Year Ended
	December 31,
	2013	2012

Cash flow provided by operating activities	$839.0	$853.2
Less capital expenditures	(378.3)	(305.0)
Free cash flow	$460.7	$548.2

Free cash flow is typically derived directly from the company’s cash flow statements and defined as cash flows from operating activities (both continuing and discontinued) less capital expenditures. Cash flow provided by (used in) operating activities is the most comparable U.S. GAAP term to free cash flow, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

Non-U.S. GAAP Measures–Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in this earnings release and quarterly and annual regulatory filings.